WESTOWER
                                   CORPORATION
                             2653 151 First Place NE
                                Redmond, WA 98052

Phone: (425) 497-9700                                   Fax: (425) 497-072

August    , 1998

Notice to All Holders of Westower Corporation Redeemable Series A Common Stock Purchase Warrants (the "Warrants").

Pursuant to section 12 of the Warrant Agreement between Westower Corporation ("Westower" or the "Company") and American Stock Transfer and Trust Company, as Warrant Agent (the "Warrant Agent"), notice is hereby given of the intention of Westower to redeem all outstanding Warrants on September , 1998 (the "Redemption Date").

The Redemption Price of $0.5 per Warrant will be due and payable on the Redemption Date at the office of the Warrant Agent, listed below.

Because the current market price of the Common Stock of Westower is substantially higher than the exercise price of the Warrants ($9.00 per share), the Company anticipates that the holders of the Warrants will likely exercise their Warrants. Section 5 of the Warrant Agreement provides, in pertinent part, with respect to the exercise of the Warrants as follows:

      Each warrant holder shall have the right to purchase from the Company the number of fully paid and non assessable shares of Common Stock specified in his Warrants upon surrender of his Warrants at the office of the Warrant Agent, with the form of election to purchase on the reverse side of the Warrant Certificate filled in and signed, and payment of the exercise price.

      Payment of the exercise price shall be made to the Warrant Agent for the account of the Company for the number of shares of Common Stock being purchased upon exercise of the Warrants. Payment shall be made in cash, certified check or by bank cashiers check, payable in United States dollars to the order of America Stock Transfer & Trust Company.

      Upon surrender of the Warrants and payment of the exercise price, the Company shall have issued and delivered to the registered holder, the number of shares of Common Stock purchased upon exercise of the Warrants, registered in the name or names as the registered holder may designate.

      Warrant holders may exercise all or any portion of the Warrants they hold on or before the Redemption Date.

The address of the Warrant Agent is: American Stock Transfer & Trust Company, 40 Wall Street. 46th Floor, New York, NY 10005.

A copy of the Company's current Prospectus with respect to issuance of the shares of Common Stock underlying the Warrants is enclosed herewith.

In the event that you do not exercise your Warrants, you may surrender your Warrants for redemption to the Warrant Agent at the above address together with a completed and executed Form of Assignment of the Warrant, which is attached to the back of your Warrant certificate. As soon as practicable after surrender of your Warrant certificate, the Warrant Agent will forward payment of the Redemption Price by first class mail, postage prepaid.

If you have any questions regarding the redemption or exercise of the Warrants, please do not hesitate to contact the undersigned.


Very truly yours,



Peter Lucas
Chief Financial Officer